                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             BELL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

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     (4)  Date Filed:

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

                                  [BELL LOGO]

                             BELL INDUSTRIES, INC.
                             1960 EAST GRAND AVENUE
                       EL SEGUNDO, CALIFORNIA 90245-4608

Dear Shareholder:

     This year's Annual Meeting of Shareholders will be held on Wednesday, May 30, 2001, at 11:00 A.M., at the Bell Tech.logix Operations Center, 5604 Fortune Circle South, Indianapolis, Indiana. Management hopes that you will come to the meeting and give us an opportunity to meet you and discuss any questions you may have.

     The formal notice of meeting and the Proxy Statement follow. The only formal action to be taken at the meeting is the election of the Board of Directors for the ensuing year. I urge you to review the Proxy Statement carefully and, at your earliest convenience, sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

                                           Sincerely yours,

                                           TRACY A. EDWARDS
                                           Chairman, President
                                           and Chief Executive Officer

April 19, 2001

                             BELL INDUSTRIES, INC.
                             1960 EAST GRAND AVENUE
                       EL SEGUNDO, CALIFORNIA 90245-4608

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 30, 2001

     The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at the Bell Tech.logix Operations Center, 5604 Fortune Circle South, Indianapolis, Indiana on Wednesday, May 30, 2001 at 11:00 A.M.

     The purpose of the meeting is to elect five directors to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and to transact any other business that may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Monday, April 16, 2001 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, said meeting and any adjournment or adjournments thereof.

                                           By order of the Board of Directors

                                           JOHN J. COST
                                           Secretary

April 19, 2001

     YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, OR IF YOU DO PLAN TO ATTEND AND WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, FOR WHICH A RETURN, STAMPED ENVELOPE IS PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL HELP THE COMPANY AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            OF BELL INDUSTRIES, INC.
                                  MAY 30, 2001
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about April 19, 2001 to shareholders of Bell Industries, Inc. (the "Company") in connection with the solicitation of Proxies by the Company's Board of Directors for use at the Company's Annual Meeting of Shareholders to be held on May 30, 2001, or any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company.

     The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see "Election of Directors"). Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date.

     Only shareholders of record at the close of business on Monday, April 16, 2001, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. At such record date, there were outstanding and entitled to vote approximately 8,838,800 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.

     A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of the persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter.

                             ELECTION OF DIRECTORS

     In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of intent to cumulate votes prior to the vote at the meeting.

     The Company's Board of Directors presently consists of five directors. The persons who are elected directors will hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected. Each of the five nominees is currently a director of the Company. The names and principal occupations of the nominees for election as directors, and the respective numbers of shares of voting stock of the Company beneficially owned, directly or indirectly, by each nominee are set forth below.

                                                               SHARES BENEFICIALLY
                                                  YEAR FIRST       OWNED AS OF
      NAME AND PRINCIPAL OCCUPATION         AGE    ELECTED       MARCH 31, 2001      PERCENT OF CLASS
      -----------------------------         ---   ----------   -------------------   ----------------
John J. Cost(3)...........................  66       1971              5,906(5)             (4)
of Counsel
Irell & Manella LLP, Attorneys
Tracy A. Edwards(3).......................  44       1999            209,750(6)           2.4%
President and Chief Executive Officer
L. James Lawson(1)(2)(3)..................  45       2000             12,800(5)             (4)
Partner, Lincoln Partners, investment
bankers
Michael R. Parks(1)(2)....................  38       2000             10,000(5)             (4)
Chairman and Chief Executive Officer The
Revere Group, technology consultants
Mark E. Schwarz(1)(2).....................  40       2000             23,900(5)             (4)
General Partner, Newcastle Partners, L.P.

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Nominating Committee.

(4) Less than 1% of total outstanding shares.

(5) Includes 3,200 shares with respect to Mr. Cost and 10,000 shares with respect to Messrs. Lawson, Parks and Schwarz issuable pursuant to currently exercisable stock options issued under Bell's Non-employees Directors' Stock Option Plan.

(6) Includes 157,609 shares issuable pursuant to currently exercisable stock options.

(7) On February 1, 1999, the Company's Board of Directors declared a dividend distribution of one share purchase right ("Right") for each outstanding share of Common Stock to shareholders of record on February 1, 1999, and with respect to shares of Common Stock issued thereafter until certain events occur. Consequently, each share of Common Stock shown in this table and the tables set forth below includes an attendant Right.

     On February 1, 1999, Mr. Edwards was elected President and Chief Executive Officer, and a director of the Company. From January 1998 until that time, Mr. Edwards was the Executive Vice President of the Company and for more than five years prior to January 1998, Mr. Edwards served as the Company's Vice President and Chief Financial Officer. Mr. Edwards' business address is 1960 East Grand Avenue, Suite 560, El Segundo, California 90245-4608.

     Mr. Cost was a partner in the law firm of Irell & Manella LLP, Los Angeles, California, from 1969 through December 1994. Effective January 1, 1995, Mr. Cost retired as a partner of that firm and now acts "of counsel." He was elected Secretary in 1987. Irell & Manella LLP provide legal services to the Company. Mr. Cost's business address is 1800 Avenue of the Stars, Los Angeles, California 90067.

     Since April 1, 1996, Mr. Lawson has been a Managing Director and Managing Member of Lincoln Partners, LLC, a privately held investment-banking firm. From 1990 to 1996, Mr. Lawson was an

Executive or Managing Director with Peers & Co., an international merchant banking firm, owned by The Long-Term Credit Bank of Japan, Ltd., a Tokyo Stock Exchange company. Lincoln Partners and Peers have provided investment-banking services to the Company. Mr. Lawson's business address is 181 West Adams, Suite 3750, Chicago, Illinois 60602.

     Since 1992, Mr. Parks has been Chairman and Chief Executive Officer of The Revere Group, a privately held technology consulting company. Mr. Parks' business address is 1751 Lake Cook Road, Suite 600, Deerfield, Illinois 60015.

     Mr. Schwarz, elected as a director in February 2000, is the sole general partner of Newcastle Partners, L.P., a private investment firm, since 1993. Since 2000, he has also served as the President and sole Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., a private investment management firm. From 1995 until 1999, Mr. Schwarz was also a Vice President of Sandera Capital Management, L.L.C., a private investment firm. From 1993 until 1996, Mr. Schwarz was a securities analyst and portfolio manager for SCM Advisors, L.L.C., an investment advisory firm. Mr. Schwarz presently serves as a director of Hallmark Financial Services, Inc. and Tandycrafts, Inc. He is also nominee for election as a director of Nashua Corporation. Mr. Schwarz was a director of Aydin Corporation from 1998 until its acquisition by L-3 Communications Corporation in 1999. Mr. Schwarz's business address is c/o Newcastle Partners, 200 Crescent Court, Suite 670, Dallas, Texas 75201.

     If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board of Directors does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.

DIRECTOR COMPENSATION

     During 2000, non-employee directors received no cash compensation for serving on the Board of Directors, except for Mr. Craig (a former director) who received $13,666, and Mr. Cost who received $3,000. Commencing this May 2001, each non-employee director will receive on option to purchase 10,000 shares of the Company's common stock upon election or re-election to the Board. During 2000, Messrs. Lawson, Parks and Schwarz received options covering 10,000 shares and Mr. Cost received an option covering 1,000 shares under the Company's Non-employees Directors' Stock Option Plan.

     During 2000, Mr. Cost and Mr. Rosenberg (a former director) each received $40,000 under the directors' retirement plan, which has been terminated except for vested benefits. Under that plan, directors who have served at least ten years as a director and have reached the age of 65 are entitled to receive an annual retirement benefit of $40,000. Such payments are to be made for a number of years equal to the number of years served as a director or until death; provided, that a surviving spouse is entitled to receive benefits for a subsequent period of five years. The rights of Mr. Cost and Mr. Rosenberg (each a director for over 20 years) were fully vested under the plan as of the end of 1999. In the event of a change in control, Mr. Cost and Mr. Rosenberg would each be entitled to receive an immediate lump sum payment of the present value of their respective accrued retirement benefit.

     During 2000, Mr. Cost, a director and the Company's Secretary, received $21,369 for his services as Secretary. On March 15, 2001, Mr. Cost received a loan of $175,000 from the Company to assist him in the purchase of a new residence. The loan was repaid the following day.

                       INFORMATION REGARDING SHAREHOLDERS

PRINCIPAL SECURITY HOLDERS

     Except as set forth in the following table, the Company had no knowledge of a single shareholder owning of record or beneficially as of March 31, 2001 more than 5% of the Company's common stock. As of that date, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately [8,303,900] shares representing [93%] of the Company's outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through March 31, 2001 with the Securities and Exchange Commission, the Company believes that the persons named below beneficially own five percent (5%) or more of the Company's common stock:

                                                              AMOUNT AND NATURE OF    PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP    OF CLASS
            ------------------------------------              --------------------    --------
Dimensional Fund Advisors...................................        718,620             8.1%
  1299 Ocean Avenue, 11th Floor                                 (Direct)
  Santa Monica, California 90401
Royce & Associates, Inc. ...................................        542,900             6.1%
  1414 Avenue of the Americas                                   (Direct)
  New York, New York 10019
Warren E. Buffett...........................................        451,000             5.1%
  1440 Kiewit Plaza                                             (Direct)
  Omaha, Nebraska 68131

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's common stock of those executive officers of the Company listed in the "Summary Compensation Table" under EXECUTIVE COMPENSATION, who are not directors, as well as the beneficial ownership of common stock of all nominees for directors and executive officers of the Company as a group as of March 31, 2001. Information regarding the stock ownership of director nominees is contained in the prior table under ELECTION OF DIRECTORS.

                                                              AMOUNT AND NATURE OF    PERCENT
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP    OF CLASS
                  ------------------------                    --------------------    --------
Russell A. Doll.............................................         30,399(2)           (1)
  Senior Vice President                                         (Direct)
  and Chief Financial Officer
Christopher G. Ferry........................................         59,037(3)           (1)
  Senior Vice President                                         (Direct)
Charles S. Troy.............................................         26,700(4)           (1)
  Vice President                                                (Direct)
All directors and executive officers as a group (eight
  persons)..................................................        378,492(5)          4.3%

---------------
(1) Less than 1% of the outstanding.

(2) Includes 22,500 shares issuable pursuant to currently exercisable stock options.

(3) Includes 53,400 shares issuable pursuant to currently exercisable stock options.

(4) Includes 23,700 shares issuable pursuant to currently exercisable stock options.

(5) Includes 290,409 shares issuable pursuant to currently exercisable stock options.

                               PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the American Stock Exchange Market Index (the "AMEX Market Index") and two peer group indices. The graph assumes that $100 was invested on December 31, 1995 in each of our common stock, the Amex Market Index, the Peer Group and the Old Peer Group and assumes reinvestment of dividends.
[PERFORMANCE GRAPH]

                                                                                                                 AMEX MARKET
                                       BELL INDUSTRIES, INC.      PEER GROUP(A)        OLD PEER GROUP(B)           INDEX(C)
                                       ---------------------      -------------        -----------------         -----------
1995                                          100.00                  100.00                 100.00                 100.00
1996                                          100.00                  133.00                 118.00                 106.00
1997                                           77.00                  102.00                 136.00                 127.00
1998                                           64.00                   61.00                 113.00                 125.00
1999                                          119.00                   79.00                 120.00                 156.00
2000                                           40.00                   27.00                 110.00                 154.00

     (A) The Peer Group consists of the following system integration companies:

AlphaNet Solutions, Inc.            Manchester Equipment Co., Inc.
Aztec Technology Partners, Inc.     Micros-to-Mainframes, Inc.
CompuCom Systems, Inc.              Pomeroy Computer Resources, Inc.
En Pointe Technologies, Inc.

     The Peer Group reflects the Company's principal business following the sale of its Electronics Distribution Group ("EDG") to Arrow Electronics, Inc., ("Arrow") in January 1999.

     (B) The Old Peer Group consists of the following electronics distribution companies:

Arrow Electronics, Inc.             Kent Electronics Corp.
Avnet Inc.                          NU Horizons Electronics
Bell Microproducts Inc.             Pioneer Standard Electronics, Inc.
Jaco Electronics, Inc.

     (C) Since March 13, 2000, the Company's common stock has traded on the American Stock Exchange. Prior to this date, it traded on the New York Stock Exchange.

EXECUTIVE COMPENSATION

     The following table shows all cash compensation and certain other compensation paid to (i) the chief executive officer and (ii) the other three most highly compensated executive officers (collectively, the "Named Officers") for the three years in the period ended December 31, 2000 for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                ------------
                                                  ANNUAL COMPENSATION             OPTIONS
                                            --------------------------------     (NUMBER OF
   NAME AND PRINCIPAL POSITION      YEAR     SALARY     BONUS(1)    OTHER(2)      SHARES)
   ---------------------------      ----    --------    --------    --------    ------------
Tracy A. Edwards..................  2000    $315,000    $200,000    $17,413           -0-
  Chairman, President and           1999     315,000     412,500      6,327       300,000
  Chief Executive Officer           1998     300,000     200,000     31,885           -0-
Russell A. Doll...................  2000     244,040     180,000     14,894           -0-
  Sr. Vice President and            1999     200,000     187,000      4,875        75,000
  Chief Financial Officer           1998     129,615     100,000     11,278           -0-
Christopher G. Ferry..............  2000     250,000      80,000     14,150           -0-
  Senior Vice President             1999     250,000     179,000      4,887       150,000
                                    1998     175,000     307,099     19,500           -0-
Charles S. Troy...................  2000     175,000      75,000      8,968           -0-
  Vice President                    1999     175,000     148,000      2,692        75,000
                                    1998     175,000      50,000        -0-           -0-

     Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) Includes bonuses accrued and earned for the period although paid in a later period. For example, executive bonuses earned in 2000 were not paid until February 2001. The 1999 bonuses for Messrs. Edwards, Doll and Troy include $75,000, $75,000 and $50,000, respectively, for their efforts related to resizing the Company's corporate structure. The 1998 bonuses for Messrs. Edwards, Doll and Troy related to the sales of the Company's electronics distribution and graphics imaging businesses.

(2) Consists of amounts contributed by the Company on behalf of the named individual under the Company's Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to the Named Officers during the twelve month period ended December 31, 2000. In January 2001, Messrs. Edwards, Doll, Ferry and Troy were granted 60,000, 50,000, 15,000 and 15,000, stock options at market value on the date of grant.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to and the Named Officers, concerning the exercise of options during the twelve month period ended December 31, 2000 and unexercised options held as of December 31, 2000:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                           VALUE                  NUMBER OF                     VALUE OF
                                          REALIZED         UNEXERCISED OPTIONS AT        UNEXERCISED OPTIONS AT
                          SHARES       (MARKET PRICE          DECEMBER 31, 2000           DECEMBER 31, 2000(1)
                         ACQUIRED     AT EXERCISE LESS   ---------------------------   ---------------------------
         NAME           ON EXERCISE   EXERCISE PRICE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   ----------------   -----------   -------------   -----------   -------------
Tracy A. Edwards......      -0-            $ -0-           102,649        291,920         $ -0-          $ -0-
Russell A. Doll.......      -0-              -0-             7,500         67,500           -0-            -0-
Christopher G.
  Ferry...............      -0-              -0-            23,400        139,000           -0-            -0-
Charles S. Troy.......      -0-              -0-            21,300         67,500           -0-            -0-

---------------
(1) Based upon the closing price on the American Stock Exchange on that date ($2.50).

EMPLOYMENT AGREEMENTS

     In February 1999, the Company entered into an employment agreement with Mr. Edwards, the Company's President and Chief Executive Officer. This agreement provides for an annual salary of $315,000 plus a bonus dependent upon the Company achieving performance goals to be established from time to time by the Company's Compensation Committee. The agreement also provides that Mr. Edwards would receive an amount equal to two times his annual salary in the event he no longer serves as President and Chief Executive Officer and such termination is by the Company without cause or by Mr. Edwards if there has occurred a material change in his duties, a reduction in his compensation or a "change in control" (as defined below) of the Company. Under such circumstances, Mr. Edwards would also receive payments under his severance agreement described below.

     The Company has severance agreements with its executive officers. Severance agreements currently in effect are with Messrs. Edwards, Doll, Ferry and Troy. Each of these agreements provides, in essence, that should there be a "change in control" (as defined) and the officer's employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a severance payment. A "change in control" of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock, or
(v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of

Directors shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The sale of the Company's electronics distribution business in January 1999 constituted a "change in control".

     Mr. Edwards' severance agreement entered into in April 1993 provides that if he is terminated under circumstances giving rise to a severance payment, the amount of such payment would be 295% of the "base amount" (generally equivalent to the highest twelve months compensation during such person's last three years prior to termination). In addition, under his severance agreement and employment agreement the Company agrees to pay Mr. Edwards the amount of any excise tax on the payment of any amount which constitutes an "excess parachute payment" under
Section 4999 of the Internal Revenue Code of 1986. The severance agreements with Messrs. Doll, Ferry and Troy entered into in April 1998, April 1996 and March 1998, respectively, provide that if they are terminated under circumstances giving rise to a severance payment, the amount of such payment would be the lesser of 150% of their "base amount" and the maximum amount payable that would not constitute an "excess parachute payment." In June 1999, Mr. Doll entered into a second severance agreement having substantially the same terms except the payment calculation would be 145% of the base amount.

     The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company after having received shareholder approval at the Company's 1986 Annual Meeting. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available.

             COMPENSATION STRUCTURE AND COMMITTEE RESPONSIBILITIES

     The Company compensates its executive officers with two basic forms of compensation: cash (salary and incentive bonus) and stock options. The Company's earnings for 1998 were not sufficient to warrant the payment of bonuses under the predetermined formula for incentive compensation based upon a minimum return on shareholders' equity, although special bonuses were awarded in 1998 in connection with the sale of two major segments of the Company's business. For 1999, incentive compensation was based upon the Company achieving a percentage of predetermined targeted net income. For 2000, there was no established formula to determine incentive compensation due to the repositioning of the Company's primary business from a reseller of computer and related products to one providing technology services. Special cash bonuses were awarded for 2000 in connection with the restructuring of the Company. Further, in January 1999 executives were awarded stock options under Bell's stock option plans. No options were granted in calendar 1998 or 2000.

     For fiscal 2000, the Company's Compensation Committee consisted of Messrs. Lawson, Parks and Schwartz. The duties of the Committee are to determine the overall compensation policy for the Company's executive officers, including specifically fixing the compensation of the chief executive officer.

     The following report is submitted by the Compensation Committee as it relates to both cash compensation of, and stock options granted to executive officers of the Company. This report is not deemed "filed" with the Securities and Exchange Commission and is therefore not intended to be incorporated by reference in any other document filed by the Company with the Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's compensation philosophy is based upon the belief that the Company's success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

BASE SALARY

     The Committee attempts to set the base salary levels competitively with those paid by others in its Peer Group. In determining salaries, the Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.

ANNUAL INCENTIVE BONUS

     For many years, the Company's executive incentive bonus program was based upon the return on shareholders' equity and awarded incentive bonuses in accordance with such programs. For each period, no incentive bonus would be earned unless the Company's earnings exceeded a predetermined percentage minimum return on shareholders' equity as at the beginning of the period. If that minimum return was achieved, each executive officer (including the Chief Executive Officer) earned a bonus based upon the extent to which the Company's actual earnings exceeded the minimum return on shareholders' equity. For the fiscal year ended December 31, 1998, the Company's return on shareholder's equity did not equal or exceed the predetermined percentage minimum; and therefore, no bonuses were earned under the formula plan; however, certain officers were granted special cash bonuses relating to the sale of the Company's electronics distribution and graphics imaging businesses. Each of these officers was instrumental in completing the sale of these two divisions. For the 1999 fiscal year, the Committee changed the incentive bonus criteria to one based upon the Company achieving a percentage of predetermined targeted net income. Under this new program, the Committee awarded a bonus of $225,000 to Mr. Edwards and bonuses aggregating $389,000 to three other executive officers. Additionally, special cash bonuses were awarded for that fiscal year to Messrs. Edwards, Doll and Troy in recognition of their efforts in resizing the Company after the sale of the electronics distribution and graphics imaging businesses. There was no predetermined formula program for determining executive bonuses for fiscal 2000 due to the complete restructuring program undertaken during the year with respect to the Company's primary business. Special cash bonuses were awarded for 2000 to Messrs. Edwards, Doll, Ferry, and Troy for their efforts in restructuring the Company aggregating $535,000. The Committee intends to reinstitute an executive bonus program based upon a predetermined formula of financial performance and other factors for fiscal 2001.

LONG-TERM INCENTIVE PROGRAM

     Currently, the Company's long-term incentive program consists of the award of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

     The Compensation Committee's current policy is to award significant amounts of stock options to executive officers and other key employees. Exercise prices are established equal to the fair market value of Bell's common stock on the date of grant. Options are usually for a term of five (5) or ten (10) years and become vested over a period of four (4) years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer's deemed ability to influence the long-term growth and profitability of the Company. Stock options covering 600,000 shares were granted to four executive officers in January 1999. Additionally, Messrs. Edwards, Doll, Ferry, and Troy were granted stock options covering 60,000, 50,000, 15,000 and 15,000 shares, respectively, in February 2001.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     On February 1, 1999, Mr. Edwards became President and Chief Executive Officer of the Company. His employment arrangements have been previously described. Salary for the Chief Executive Officer is based upon numerous factors, the most prominent being salaries earned by chief executive officers of comparable companies, the individual's past salary history and the complexity of the Company's business during his term. Mr. Edwards was awarded a special cash bonus of $200,000 in February 2001 for his efforts in restructuring the Company. The Committee determined that such a bonus was justified based upon the progress in transitioning the Company's primary business from a reseller of computer and computer related products to one providing technology services.

              Submitted By:               Michael R. Parks (Chairman),
                                          L. James Lawson and Mark E. Schwarz.

                               OTHER COMPENSATION

SAVINGS AND PROFIT SHARING PLAN

     The Company established the Bell Industries' Employees' Savings and Profit Sharing Plan (the "PSP") in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board of Directors. Employees must contribute at least 1% of their annual compensation to participate in the PSP. The Board of Directors determines the Company's contribution to the PSP in its discretion. For the fiscal year ended December 31, 2000, the Company contributed $178,000 to the PSP.

EXECUTIVE DEFERRED INCOME AND PENSION PLAN

     In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the "EDP"). Under the EDP, each officer and such other highly compensated employees as the Board may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. Initially, the Company matched the amount of the chosen deferral. Such deferred sums are assigned to employee designated investment options which are funded through Company-owned life insurance policies. In 1999, the Plan was amended to eliminate the Company's matching contribution and fully vested previously unvested Company matching contributions. Effective January 1, 2000, the Plan was amended to reestablish a Company matching contribution in an amount equal to 50% of a participant's chosen deferral. The maximum annual Company matching contribution per participant is limited to the lesser of 50% of the deferred amount or $20,000.

     In the event of an unforeseen emergency, a participant may withdraw his deferred salary plus accrued earnings but no portion of the matching funds contributed by the Company. In such an event, the participant would be ineligible from participating in the EDP for a period of two years. After reaching age 62 and retiring, a participant may elect to have his benefit paid in a lump sum or payable over a period of 5 to 15 years.

     If a participant voluntarily resigns before age 62, he will be entitled to receive at age 62 only a pro-rata portion of Company matching funds through the date of his termination. That proration is based upon the period of EDP participation; the participant being fully vested after 12 years. If a participant dies while employed, his beneficiary would receive a lump sum payment equal to all amounts that have accrued for his benefit through date of death. If a participant's employment is terminated without cause or after a change in control, he will receive the same benefit as he would have received if his employment had been terminated due to death. If a participant is terminated for cause, or if the Board determines within one year after termination that cause existed at the time of termination, he will be entitled to receive in a lump sum payment only the amount attributable to his deferred salary plus accrued earnings.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held six meetings during calendar 2000. Each director attended at least 80% of the meetings of the Board of Directors and the committees on which he served.

     The Board of Directors also has standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The Company does not currently have an acting Executive Committee. The report of the Audit Committee is set forth below. The Compensation Committee was composed of Messrs. Lawson, Parks and Schwarz and during calendar 2000 held one meeting. Its function is to fix compensation of the chief executive officer and other key executives and to administer various benefit plans, including the stock option plans, in which officers and employees may participate. Messrs. Cost, Edwards and Lawson are members of the Nominating Committee. The Nominating Committee held no meetings during calendar 2000. Its function is to recommend individuals to be members of the Board of Directors.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. Each of its members is an "independent director" as defined in the American Stock Exchange Listing Standards. During 2000, the Board adopted a written charter for its Audit Committee which is attached to this Proxy Statement as Appendix A. The Audit Committee met three times during 2000.

     The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed these statements with management. It has also discussed with PricewaterhouseCoopers LLP, the Company's independent accountants during the 2000 fiscal year, the matters required to be covered by Statement of Auditing Standards No. 61 (Communication with Audit Committee). The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on such review and discussions, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and be filed with the US Securities and Exchange Commission.

  Audit Fees

     PricewaterhouseCoopers LLP has billed the Company an aggregate of $185,000 for services rendered for the audit of the Company's financial statements for the year ended December 31, 2000 and for the review of the Company's interim financial statements included in its Forms 10-Q.

  All Other Fees

     During 2000, PricewaterhouseCoopers LLP, billed the Company approximately $515,000 for consulting services rendered in connection with the repositioning of the Company's primary business from one engaged principally in selling computer and related products to one engaged in providing technology services. During 2000, PricewaterhouseCoopers LLP billed the Company approximately $70,000 for tax and other services. The Audit Committee reviewed the scope of these services and concluded that such services did not detract from maintaining PricewaterhouseCoopers LLP's independence.

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Act.

              Submitted By:               Mark E. Schwarz, (Chairman),
                                          L. James Lawson and Michael R. Parks

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000 upon the written request of any shareholder. This request should be directed to Mr. Russell A. Doll, Senior Vice President and Chief Financial Officer, Bell Industries, Inc., 1960 Grand Avenue, Suite 560, El Segundo, California 90245-4608.

                             SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company's next Annual Meeting of Shareholders, tentatively scheduled for May 11, 2002, such a proposal must be received by the Company at its Corporate Office prior to December 18, 2001.

                                 MISCELLANEOUS

     PricewaterhouseCoopers LLP has been the Company's independent accountants for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will be available to answer questions, and will be afforded the opportunity to make any statements the representative desires to make.

     The Board of Directors knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters. The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder's name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder's Notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal. Further, if the proposal includes the nomination of a person to become a director which person was not set forth in a proxy statement submitted to all shareholders pursuant to the federal proxy rules, such proposal shall contain all the information specified by such rules.

                                           By Order of the Board of Directors

                                           John J. Cost
                                           Secretary

April 19, 2001

                                                                      APPENDIX A

                                  [BELL LOGO]

                             BELL INDUSTRIES, INC.
                          CHARTER FOR AUDIT COMMITTEE

                                   ARTICLE I

                                   FORMATION

     The Board of Directors of Bell Industries, Inc. (the "Corporation") has established the Audit Committee pursuant to a resolution of its Board of Directors.

     The Audit Committee shall be composed of not less than three members of the Corporation's Board of Directors. Subject to the foregoing, the exact number of members of the Audit Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board of Directors. The qualifications of the Audit Committee membership shall be as follows:

     - No member shall have any relationship to the Corporation that, in the determination of the Board of Directors, may interfere with his or her exercise of independence from management and the Corporation. The following persons shall not be considered independent:

     - A director who is, or has been in any of the past three years, an employee or officer of the Corporation or any of its affiliates;

     - A director who accepted any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     - A director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer;

     - A director who is a partner in, or controlling shareholder or executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, in any of the past three years, payments (other than those arising solely from investments in the Corporation's securities) that exceed 5% of the Corporation's or business organization's consolidated gross revenues for that year or $200,000, whichever is more; and

     - A director who is employed as an executive of another entity if any of the Corporation's executives serve on that entity's compensation committee. Notwithstanding the foregoing, the Board may, under exceptional and limited circumstances, appoint to the Audit Committee an individual who is not "independent" as defined above and is not a current employee or an immediate family member of such employee if the Board determines in its business judgment that membership on the Audit Committee by the individual is required by the Corporation's and its shareholders' best interests, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

     - Each member shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

                                   ARTICLE II

                                  DEFINITIONS

     For purposes of this Article II, the term "executive officer" means a company's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company. Officers of a company's parent(s) or subsidiaries shall be deemed executive officers of that company if they perform such policy-making functions for the company. In addition, when a company is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership shall be deemed executive officers of the limited partnership. When a company is a trust, officers or employees of the trustee(s) who perform policy-making functions for the trust are deemed executive officers of the trust.

     Also for purposes of this Article II, the term "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, brothers and sisters-in-law, sons and daughters-in-law, and anyone who resides in such person's home.

                                  ARTICLE III

                                   FUNCTIONS

     The independent public accounting firm engaged by the Corporation to audit the Corporation's financial statements shall be accountable ultimately to the Corporation's Board of Directors and the Audit Committee.

     The Audit Committee shall:

     A. Independent Auditors

     - Recommend to the Board of Directors each year the independent public accounting firm to be engaged to audit the Corporation's financial statements.

     - Meet with the independent auditors to review and approve the plan and scope for each audit of the Corporation's financial statements and related services, including proposed fees to be incurred with respect thereto.

     - Review and recommend action with respect to the results of each independent audit of the Corporation's financial statements, including problems encountered in connection with such audit and recommendations of the independent auditors arising as a result of such audit.

     - Discuss with the Corporation's independent auditors the matters required to be communicated pursuant to Statement on Auditing Standards No. 61 ("SAS 61"), as may be amended or supplemented.

     - At least annually, discuss with the independent auditors their independence and receive each of the following in writing:

     - Disclosure of all relationships between the auditors and their related entities and the Corporation and its related entities that in the auditors' professional judgment may reasonably be thought to bear on independence; and

     - Confirmation that, in the auditors' professional judgment, the independent auditors are independent of the Corporation within the meaning of the federal securities laws.

     - Discuss with the Corporation's independent auditors any relationships or services disclosed by the independent auditors that may impact the objectivity and independence of the independent auditors and take, or recommend that the Board of Directors take, appropriate action to oversee the independent auditors independence.

     - Evaluate the performance of the Corporation's independent auditors and recommend to the Board of Directors any proposed discharge of the Corporation's independent auditors.

     B. Financial Statements

     - Review and discuss with the Corporation's independent auditors and management the Corporation's audited financial statements.

     - Based on (1) its review and discussions with management of the Corporation's audited financial statements; (2) its discussion with the independent auditors of the matters to be communicated pursuant to SAS 61; and (3) the written disclosures from the Corporation's independent auditors regarding independence, recommend to the Corporation's Board of Directors whether the Corporation's audited financial statements should be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     - Review and discuss with the Corporation's independent auditors and management the Corporation's quarterly reports on Form 10-Q

     C. Internal Accounting

     - Review with the Corporation's independent auditors and financial management the adequacy and effectiveness of the Corporation's system of internal accounting controls, including the adequacy of such controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

     Review the scope and results of the Corporation's internal auditing procedures and practices and oversee the effectiveness thereof.

     D. Management Conduct Policies

     - Review from time to time and make recommendations with respect to the Corporation's policies relating to management conduct and oversee procedures and practices to ensure compliance therewith. Such policies shall include, without limitation, those relating to (1) transactions between the Corporation and members of its management, (2) political contributions and other sensitive payments, (3) compliance with the Foreign Corrupt Practices Act, and (4) corporate or competitive opportunities offered or enjoyed by members of such management.

     - Make interpretations from time to time as to the scope and application of the Corporation's management conduct policies.

     - Review and approve or disapprove, as contemplated by the Corporation's management conduct policies, proposed transactions between the Corporation and its employees or directors.

     E. Other Duties

     - At least annually, review the adequacy of this Charter and recommend to the Corporation's Board of Directors any changes to this Charter that the Audit Committee deems necessary or desirable.

     - Perform such other specific functions as the Corporation's Board of Directors may from time to time direct, and make such investigations and reviews of the Corporation and its operations as the Chief Executive Officer or the Board of Directors may from time to time request.

                                   ARTICLE IV

                                   PROCEDURES

     The Audit Committee shall keep regular minutes of its meetings. Regular meetings of the Audit Committee may be held at such time and such place as the Audit Committee determines from time to time.

                                                                           PROXY

                             BELL INDUSTRIES, INC.

                             1960 EAST GRAND AVENUE
                       EL SEGUNDO, CALIFORNIA 90245-4608

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned hereby appoints Tracy A. Edwards and John J. Cost and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse hereof all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on April 16, 2001, at the Annual Meeting of Shareholders to be held on May 30, 2001 or any adjournment or postponement thereof.

          PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

         [TRIANGLE]          FOLD AND DETACH HERE          [TRIANGLE]

                                                                                                      For   Withheld   For All
                                                                                                      All     All      Except

The Board of Directors recommends a vote FOR the election as Directors of the nominees listed below.

ELECTION OF DIRECTORS:                                                                                [ ]     [ ]        [ ]
01 J. Cost, 02 T. Edwards, 03 J. Lawson, 04 M. Parks, 05 M. Schwarz

(INSTRUCTION: To withhold authority to vote for an individual nominee write that nominee's name on the space provided below).

------------------------------------------

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors.


                                   Please sign exactly as name appears below.

                                   DATED:                              , 2001.
                                         ------------------------------

                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   ---------------------------------------------
                                   Signature

                                   ---------------------------------------------
                                   Signature if held jointly


          [TRIANGLE]          FOLD AND DETACH HERE          [TRIANGLE]